Biomerica Receives CE mark for New High-Volume Version of 10 Minute Test for COVID-19 Exposure and Expands International Distribution

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New high-volume production test allows Biomerica to expand international distribution to better meet demand of its 10-minute test for coronavirus exposure. The test can be performed anywhere by trained professionals, e.g. airports, schools, work, doctor’s office utilizing blood from a finger prick.

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Biomerica also announced it is now filling and has shipped commercial orders of its previously announced version of the product to Company distributors who are supplying customers that include NATO, and government agencies in Germany, Switzerland and the Netherlands.

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The suggested price point of the new high-volume test maintains at $10 per patient price.

IRVINE, CA--(May 07, 2020) - Biomerica Inc. (NASDAQ: BMRA) today announced it has received a CE mark and  launched a new high-volume production version of its COVID-19 IgG/IgM Rapid Test (a finger prick blood test with results in 10 minutes, that can be performed by trained professionals anywhere) being sold in countries outside the US.  This new high-volume version of the disposable serology test allows the company to ramp up production utilizing a proprietary card system that eliminates most plastic. The high-volume production version of this test is intended for larger customers doing high-volume screenings. This version also has the benefit of being environmentally friendly.

The Company also is announcing it has shipped and continues to supply the previously announced cassette version of its disposable finger prick test to its distribution partners who are supplying multiple customers that include NATO, and government agencies in Germany, Switzerland and the Netherlands among others. The high-volume version of the test uses the same technology as the cassette version which has been well accepted in Europe and other countries in terms of performance.

Patents and high-volume laboratory version test

Biomerica has also expanded its provisional patent applications to include new technology that is being validated to simplify blood sample collection for its high throughput ELISA test.  The company expects to launch its ELISA high-volume laboratory version serology test with high accuracy and low cross-reactivity in accordance with the newly released EUA guidance.

About Serology Tests

Biomerica’s rapid-test technology is a serology test. Serology tests look for the presence of antibodies, which are specific proteins made in response to infections. The antibodies detected by serology tests indicate that a person has had an immune response to the novel Corona Virus (SARS CoV-2), whether symptoms developed from infection or the infection was asymptomatic.

Zackary Irani, Chairman and Chief Executive Officer, stated, “The devastating effects on the lives of people affected by COVID-19 continues to be problematic.  Our existing point of care test has been well accepted in international markets and we are now expanding sales distribution to other countries.  Our launch of these COVID-19 serology tests is by no means a shift in the Company’s stated strategy of growing both our colorectal disease detection product, finalizing clinical trials and gaining FDA approval for our HP Detect™ H. Pylori test and our InFoods® IBS therapy product.”

About Biomerica (NASDAQ: BMRA)

Biomerica, Inc. (www.biomerica.com) is a global biomedical technology company that develops, patents, manufactures and markets advanced diagnostic and therapeutic products used at the point-of-care (in home and in physicians' offices) and in hospital/clinical laboratories, for detection and/or treatment of medical conditions and diseases. The Company's products are designed to enhance the health and well-being of people, while reducing total healthcare costs. Biomerica primarily focus is on Gastrointestinal and inflammatory Diseases where the Company has multiple diagnostic and therapeutic products in development.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Biomerica) contains statements that are forward-looking, such as statements relating to the efficacy of the Company’s COVID-19 test, the rapidity of testing results, pricing of the Company’s test kits, demand for international orders, availability of the Company’s COVID-19 test kits, and patent protection on the test technology. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, including, without limitation:  results of studies testing the efficacy of the Company’s COVID-19 test; regulatory approvals necessary prior to commercialization of the Company’s COVID-19 test; availability of the Company’s COVID-19 test kits; capacity, resource and other constraints on our suppliers; dependence on our third party manufacturers; dependence on international shipping carriers; governmental import/export regulations; demand for our COVID-19 test; competition from other similar products and from competitors that have significantly more financial and other resources available to them; governmental virus control regulations that make it difficult or impossible for the company to maintain current operations; regulations and the Company’s ability to obtain patent protection on any aspects of its rapid test technology.  Accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Biomerica. Additionally, potential risks and uncertainties include, among others, fluctuations in the Company's operating results due to its business model and expansion plans, downturns in international and or national economies, the Company's ability to raise additional capital, the competitive environment in which the Company will be competing, and the Company's dependence on strategic relationships. The Company is under no obligation to update any forward-looking statements after the date of this release.

CONTACT INFORMATION

Company Spokesperson
949-645-2111
www.biomerica.com